Exhibit 99.1

TTEC Completes Acquisition of Public Sector and Smart City Assets

Company accelerates growth strategy with tech-enabled citizen engagement solutions, ~$19 billion total addressable market

ENGLEWOOD, Colo., April 4, 2022 -- TTEC Holdings, Inc. (NASDAQ: TTEC), one of the largest global customer experiences (CX) technology and services innovators for end-to-end digital CX solutions, today announces the closing of the transaction to acquire certain public sector citizen experience and smart city assets of Faneuil, Inc. a wholly owned subsidiary of ALJ Regional Holdings, Inc. (NASDAQ: ALJJ).

“Rising expectations for highly evolved digital citizen experiences is a growing market opportunity, and we look forward to working with governments to deliver on the promise of frictionless, equitable public sector solutions,” said Ken Tuchman, chairman and CEO, TTEC. “We are excited to welcome our new colleagues, building on TTEC’s decades of work with visionary public sector leaders.”

“The Faneuil public sector team is excited to join TTEC and leverage the company’s technology, domain expertise, and global resources in serving our public sector clients,” said Anna Van Buren, who now joins the TTEC public sector leadership team. “The team and I look forward to joining this exceptional group of professionals to drive improved customer engagement within our existing client relationships and innovation to address emerging opportunities in the public sector.”

The combination of TTEC and newly acquired business enables TTEC to holistically address fast-growing public sector demand in mobility, fleet management, congestion management, health and wellness, healthcare exchanges, labor and social benefits delivery, tolling and transportation, and emergent infrastructure citizen response systems. The addition of back office capabilities including image review and data annotation processes will build a broader foundation for growth. The acquired business is now part of the TTEC Engage business segment.

About TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is one of the largest, global CX (customer experience) technology and services innovators for end-to-end, digital CX solutions. The Company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the Company’s Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions. The Company’s Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions. Founded in 1982, the Company’s singular obsession with CX excellence has earned it leading client NPS scores across the globe. The company's nearly 65,000 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at https://www.ttec.com

Address 9197 South Peoria Street Englewood, CO 80112	Contact Tim Blair tim.blair@ttec.com +1.303.397.9267